                                                                    Exhibit 4(c)



[Translation from the  French]


                              COMPANY SAVINGS PLAN

                              FOR THE EMPLOYEES OF

                                  TIMKEN FRANCE

                  Pursuant to Order 86.1134 of October 21, 1986






The Company        TIMKEN-FRANCE

with Seat at       2, rue Timken
                   68002 COLMAR CEDEX

represented by     Mr. Maurice AMIEL
                   President, E.A.A.O.








has decided to establish a Company Savings Plan within the scope of Title IV Volume IV of the Labor Code and of Implementation Decree No. 87.544 of July 17, 1987.






-  Now therefore, the following has been agreed

                                     PURPOSE


ARTICLE I

The purpose of the present plan is to involve the employees in the development of the Company by giving them an opportunity to acquire shares in THE TIMKEN COMPANY.


                          CONDITIONS FOR PARTICIPATION


ARTICLE 2: PARTICIPATING EMPLOYEES

The length of participation in the COMPANY SAVINGS PLAN is set at 5 years.

Participation is entirely optional.

All employees with at least six months of service with the company may participate in the COMPANY SAVINGS PLAN by joining on each anniversary date of the Plan (1.03).

Employees who are temporarily abroad may also participate provided that they remain tied to the Company by an employment contract.

Employees who have left the Company (including retirees and/or early retirees) may continue to participate in the Company Savings Plan provided they had contributed to the Plan before their retirement. They will no longer be able to make payments into the Plan after they leave the Company.

Employees who benefited from phased early retirement measures will be able to continue to make contributions and receive employer contributions from the Company according to the rules set forth in Article 6 "COMPANY CONTRIBUTIONS."


ARTICLE 3: PARTICIPATION FORMALITIES

Those employees who meet the conditions of seniority defined under Article 2 above and who wish to participate in the Plan shall sign a participation form supplied to them upon request by the DEPARTMENT OF HUMAN RESOURCES together with the text of this Plan and its Attachments.

On this form, the subscriber must indicate his or her name and address and the type and amount of contributions he or she is willing to make in view of the provisions of this SAVINGS PLAN.


                              RESOURCES AND CHARGES


ARTICLE 4 - SUPPLY OF THE COMPANY SAVINGS PLAN

It is agreed that the account of each employee who participates in the COMPANY SAVINGS PLAN shall be supplied by the voluntary payments that the employee decides to make and by the Company's contribution (EMPLOYER CONTRIBUTION).



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ARTICLE 5 - TERMS AND CONDITIONS OF CONTRIBUTIONS

The participant agrees to remain in the Company Savings Plan for a fixed period of 5 years.

Payments may be made starting from March 1, 1995.

The voluntary payments by the employee may not be less than 840 French Franc per plan year and the total payment during one year may not exceed one quarter of the employee's taxable gross annual salary.

The monthly payment specified by each participant is forwarded to the Payroll Department.

This amount is withheld monthly from the salary and paid within a period not to exceed 15 days from the date of withholding.

The subscribers may change the amount of their voluntary payment at the beginning of each year. The Company must receive these changes before February 28 of the corresponding year. The change will take effect the following month.

Except in special cases duly authorized by the Company, a single change providing for a temporary or permanent reduction or suspension of the monthly payments will be accepted per plan year.

These changes shall take effect during the month after the date when the request was submitted to the Company.


ARTICLE 6 - COMPANY CONTRIBUTIONS

The Company shall pay:

a)   all management fees for the "PEA TIMKEN" employees' mutual fund.

b) the costs to administer the individual participant accounts. The Company will cease to pay these costs one year after the date when the termination of the employment contract takes effect, irrespective of the reason for termination, and the respective employee will then be responsible for these costs, except in the case of retirees or early retirees.

The Company may make a contribution referred to as "EMPLOYER CONTRIBUTION," whereby the maximum amount per year and per employee, in accordance with the law in force, may not exceed 22,500 French Franc since investments are exclusively made in Company shares (Article 27 of Regulation 86-1134).

The employer contribution may not exceed three times the voluntary payments made by the employees.

The Company contribution for the opening plan year starting March 1, 1995 earmarked exclusively for FCP PEA TIMKEN shall be equal to the amount paid by the employee. The Company agrees to contribute 1 French Franc for each 1 French Franc paid with the maximum limit being determined as a function of the employee's seniority within the Company.

-  6 months to less than 2 years:           employer  contribution  limited  to 1,000  French  Franc per plan year

-  over 2 years to less than 10 years:      employer  contribution  limited to 11,250  French  Franc per plan year
-  Over 10 years:                           employer  contribution  benefit  limited  to  22,500  French
                                            Franc per plan year


The budget allocated to implementing the plan may vary.

The financial formula used will be based on the actual profit figures for the Group EUROPE, AFRICA, WESTERN ASIA obtained during the reference fiscal year (N-1). These profit figures should be available by January of each year.


FORMULA (profit realized - US$ 9 million) x      profit realized    x 7%
                                               ------------------
                                                 profit planned


The profit realized is the profit before financial expenses and taxes as it results from the American accounting method practiced within the Group.

It is expressly agreed that the employer contribution formula may be revised annually, whereby the participants in the COMPANY SAVINGS PLAN will be notified of any change no later than February 16 of the year when the change will take effect. Based on the result thus obtained, an employer contribution expressed as a percentage of the annual gross salary (including bonuses and additional time) will be defined each year.


-     FISCAL YEAR MARCH 1995 - FEBRUARY 29, 1996

For this fiscal year, the "EMPLOYER CONTRIBUTION" contribution by the Company is limited to 1.35% of the annual gross salary of the subscriber.

Thus, in 1995, the lower of the two limits (seniority, profits) will constitute the maximum employer contribution limit.


-     FROM 6 MONTHS TO LESS THAN 2 YEARS SENIORITY:          the Company's  employer  contribution  may not
                                                             exceed  1,000  French  Franc  or  1.35% of the
                                                             annual gross salary.

-     FROM 2 YEARS TO LESS THAN 10 YEARS SENIORITY:          the Company's  employer  contribution  may not
                                                             exceed  11,250  French  Franc  or 1.35% of the
                                                             annual gross salary.

-     SENIORITY IN EXCESS OF 10 YEARS:                       the Company's  employer  contribution  may not
                                                             exceed  22,500  French  Franc  or 1.35% of the
                                                             annual gross salary.

                                  USE OF FUNDS


ARTICLE 7 - TERMS AND CONDITIONS OF USE

BANQUE NATIONALE DE PARIS, as Trustee, receives the funds transferred by the Company Savings Plan and invests them in shares of the "PEA TIMKEN" employees' mutual fund in accordance with the provisions set forth by law.

The specific Rules of Procedure to the "PEA TIMKEN" employees' mutual fund are attached.


ARTICLE 8 - CAPITALIZATION OF INCOME

The income of the funds invested as set forth in Article 7 above are automatically capitalized and will be allocated in the same manner as the funds themselves. Thus, they will also be unavailable and finally released only after the respective period of unavailability has expired.

ARTICLE 9 - INDIVIDUALIZATION AND UNAVAILABILITY OF RIGHTS OF SHAREHOLDERS

Each employee participating in the Company Savings Plan will own a certain number of shares and fractions of shares in the Fund subscribed to by means of payments of any kind made in his name as purchases are made on the stock exchange through the Fund. The employee thus co-owns the assets of the Fund proportionally to the number of shares registered in his or her name.

The number of shares increases in proportion to the new purchases in which the participant takes part and decreases as a result of redemption (liquidation) of shares previously subscribed to, namely at the end of the 5-year blocking period or upon occurrence of one of the events authorizing an early release as set forth below.

Subject to the exceptions provided by law, the shares registered in the name of each participant are unavailable and their redemption cannot be requested for a period of five years. This period runs from the first day of the seventh month of the plan year for the amounts stemming from the total of the voluntary payments and the .


THE FOLLOWING ARE THE BLOCKING EXCEPTIONS CURRENTLY PROVIDED BY LAW:

     a)   marriage of the interested party;

     b) birth, or arrival in the household for adoption, of a third child and each child thereafter;

     c) divorce provided that the interested party retains custody of at least one child;

     d) disablement of the beneficiary or his or her spouse within the meaning of Paragraphs 2 and 3 of Article L 341.4 of the Social Security Code;

     e)   death of the beneficiary or his or her spouse;

     f)   termination of the employment contract;

     g) establishment or resumption by the beneficiary or his/her spouse of an industrial, commercial or agricultural enterprise either individually or in the form of a Commercial Company or a cooperative;
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     h)   purchase or expansion of a main residence provided there is a building permit.


Any development in the legislation regarding early release of the shares will automatically apply to the present Savings Plan.

The decision to redeem, whether in advance or not, shall be made solely by the employee beneficiaries or their assigns. The conditions under which such redemption may be made are set forth in detail in the Rules of Procedure of the Fund.

It should be noted that one and the same triggering event may not give rise to more than one request for early release. At the option of the beneficiary, payments may be made all at once or in increments in accordance with the law that applies to each case of release.


                              EMPLOYEE INFORMATION


ARTICLE 10 - INDIVIDUAL STATEMENTS

Independently of the publications required by the present Plan as set forth in
Article 17 below and the report submitted each year to the Supervisory Board of the Employees' Mutual Fund in accordance with the provisions set forth in
Article 12 below, a statement shall be sent to each participant if new amounts are paid into to the Company Savings Plan which are invested by the Trustee in shares of the "PEA TIMKEN" Employees' Mutual Fund in the name of the beneficiary employees. This statement shall include:

-    date of purchase,
- number of shares or fractions of shares acquired by the participant and the value of such shares,
-    name of the organization entrusted with the management of the Mutual Fund,
- cases in which the shares may be exceptionally liquidated before expiration of the corresponding waiting period,
- a summary statement of the participant's assets broken down by years of availability.

This same statement shall be sent to each participant after each withdrawal transaction, but in any case at least once per year.


ARTICLE 11 - TERMS AND CONDITIONS OF SHARE MANAGEMENT

When an employee permanently leaves the company and his or her shares are released, the shares may be liquidated or, at the option of the interested party, left in the Employees' Mutual Fund. In the latter case, the participant will continue to receive the statements defined in Article 10 above.

Any participant who leaves the Company for whatever reason may no longer make payments into the Company Savings Plan.

If an employee leaves the Company without submitting a claim for release or if the Company has been unable to proceed with the liquidation of the shares he owns by the date of his departure, the employer shall require the employee to provide an address to which the documents, statements and revenues of the redemption are to be sent.
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The Company shall pay for the costs of managing the accounts of retirees and/or early retirees.

The participant shall promptly notify the Management Organization of any address change.
If an employee cannot be reached at the last known address, the Management Organization shall keep the corresponding shares in the Employees' Mutual Fund for the legally prescribed period of 30 years and, on expiration of that period, shall liquidate them and transfer the revenues to the Treasury.

In the event of the death of interested party, his assigns must request the liquidation of his or her shares which will become immediately negotiable or payable.


                             RIGHTS OF SHAREHOLDERS'


ARTICLE 12 - EXERCISING THE RIGHTS

Irrespective of the allocation of revenues in accordance with the provisions set forth in Article 8 above, each shareholder may exercise all the rights connected with the shares of the Employees' Mutual Fund that he or she owns even during the period of unavailability.

The exercise of the rights by the joint owners of the Employees' Mutual Fund is ensured by the provisions set forth in the Rules of Procedure.


                                SUPERVISORY BOARD


ARTICLE 13 - ANNUAL REPORT - RULES OF PROCEDURE

The Supervisory Board of the Employees' Mutual Fund established in accordance with the provisions of the Rules of Procedure of said Fund, shall regularly meet each year to review the report on the Fund's operations and the results obtained during the previous year.

Any amendments to the Rules of Procedure of the Fund shall require the agreement by the Supervisory Board.


                            MISCELLANEOUS PROVISIONS


ARTICLE 14 - DISPUTES

Before resorting to the procedures provided by the regulations in force, the Company shall attempt to internally resolve any disputes regarding the implementation of this Plan. If no agreement can be reached, the Company may have recourse to the competent courts.


ARTICLE 15 - SAVING CLAUSE

The provisions of the present Plan shall be binding on the parties only with all other things being equal. These provisions may be revised and amended, for example, in the event that the law changes.




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ARTICLE 16 - TERM OF THE PLAN

Initially it is agreed that the term of the plan is to run from March 1, 1995 to February 29, 1996.

The Plan may be renewed by tacit agreement for the period of one year corresponding to a plan year.

However, three months before the date of expiration of the present Plan or of a renewal period, the Plan may be either cancelled or suspended.


ARTICLE 17 - PUBLICATIONS

A copy of the present Plan and its Attachments shall be provided to each participating employee. Thereafter, the employees shall be kept informed of any legal transactions affecting the operation of the Company Savings Plan and its Attachments. The employees shall receive any subsequent amendments.


Issued in Colmar
on February 21, 1995


/Signature/